Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS SECOND QUARTER AND FIRST HALF 2007 RESULTS

SECOND QUARTER SUMMARY RESULTS (CHANGE 2007 VS. 2006):

•                  Net orders for 1,734 homes (-18%) with an average selling price (ASP) of $289K (-12%) totaling $501 million (-28%)

•                  Closed 1,858 homes (-32%) with an ASP of $306K (-8%) for $568 million home closing revenue  (-37%) as demand and prices weakened

•                  Net loss of $57 million or $(2.16) per share, after real estate and goodwill-related impairments reduced net earnings by $70 million after tax

YEAR TO DATE RESULTS (CHANGE 2007 VS. 2006):

•                  Closed 3,654 homes (-30%) with an ASP of $313K (-6%) for $1.1 billion home closing revenue (-35%)

•                  Net loss of $41 million or ($1.58) per share after real estate and goodwill-related impairments reduced net earnings by $81 million after tax

•                  Order backlog of 3,838 homes (-34%) valued at $1.2 billion (-39%)

•                  Net debt-to-capital ratio at June 30 was 47% in 2007, compared to 42% in 2006

•                  Total lot supply reduced 7% from March 31, 2007 – and 29% from its September 2005 peak – to 38,925 lots, with 25% owned and 75% optioned

Scottsdale, Arizona (July 26, 2007) – Meritage Homes Corporation (NYSE: MTH) today announced second quarter and year-to-date results for the periods ended June 30, 2007.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	%Chg	2007	2006	%Chg
Homes closed (units)	1,858	2,722	-32%	3,654	5,250	-30%
Home closing revenue	$567,748	$902,851	-37%	$1,143,863	$1,749,225	-35%
Sales orders (units)	1,734	2,116	-18%	3,807	4,706	-19%
Sales order value	$501,466	$694,360	-28%	$1,142,082	$1,526,978	-25%
Ending backlog (units)				3,838	5,849	-34%
Ending backlog value				$1,198,280	$1,959,353	-39%
Net earnings* (including write-offs)	$(56,576)	$77,055	-173%	$(41,460)	$156,791	-126%
Adjusted net earnings* (excluding write-offs)	$13,495	$81,560	-83%	$39,671	$161,296	-75%
Diluted EPS (including write-offs)	$(2.16)	$2.82	-177%	$(1.58)	$5.68	-128%

* See non-GAAP reconciliation between net earnings and adjusted net earnings on “Operating Results” table, page 5.

MERITAGE 2ND QUARTER 2007 EARNINGS / 2

Second quarter results reflect deterioration in market conditions

Meritage reported a net loss for the second quarter 2007 of $57 million, or ($2.16) per share, compared to net earnings of $77 million, or $2.82 per diluted share in the second quarter 2006. The results included pre-tax real estate-related and joint venture impairments of $80 million and goodwill-related impairments of $28 million in the second quarter 2007. The 2007 real estate-related charges stemmed from reduced market valuations of properties in California ($45 million), Florida ($15 million), Nevada ($12 million) and Arizona ($8 million). Due to persistent and severe weakness in southwest Florida, all goodwill and other intangible assets relating to a February 2005 acquisition in Ft. Myers/Naples were impaired and written off. These charges, after tax effects, combined to reduce net earnings from homebuilding operations by $70 million. Excluding these charges, adjusted net earnings for the second quarter 2007 were $13 million, compared to $82 million in 2006.

Second quarter home closing revenue was $568 million in 2007, compared to $903 million in 2006. This 37% revenue decline reflects an 8% reduction in ASP on 32% fewer home closings. The largest year-over-year declines in closing revenue were experienced in Nevada (-69%), Arizona (-58%) and California (-52%), while quarterly revenue from Texas home closings increased 8% in 2007 over 2006.

Gross margin was 1.7%, or 15.6% before real estate-related impairments in the second quarter 2007, compared to 24.1% and 24.9%, respectively, one year earlier. These adjusted gross margins exclude second quarter real estate-related impairments of $79 million in 2007 and $7 million in 2006.

“Weakened demand and increased price incentives have resulted in lower margins on homes sold and more write-offs on remaining inventories,” said Steven J. Hilton, chairman and CEO of Meritage. “Based on lower market values, we adjusted our inventory valuations and abandoned certain lot purchase options where previously-negotiated prices won’t allow us to generate a reasonable return at today’s lower home selling prices.”

Softer demand coupled with higher cancellation rates reduced net orders to 1,734 homes with a total value of $501 million in 2007, compared to 2,116 orders valued at $694 million in 2006. This 18% decline in net home orders, combined with a 12% lower ASP, resulted in a 28% year-over-year reduction in order value, with the largest declines in Arizona (-37%) and California (-35%). The second quarter 2007 cancellation rate rose to approximately 37% of gross orders, compared to 32% in the second quarter 2006.

Year-to-date results reflect slower second quarter

Meritage reported a net loss of $41 million, or ($1.58) per share, for the first six months of 2007, compared to net earnings of $157 million, or $5.68 per diluted share for the first six months of 2006. The 2007 results included pre-tax real estate-related and joint venture impairments of $97 million and goodwill-related impairments of $28 million, which combined to reduce net earnings from homebuilding operations by $81 million after tax.

MERITAGE 2ND QUARTER 2007 EARNINGS / 3

Year-to-date home closing revenue for 2007 was $1.1 billion, generated from 3,654 homes closed at an ASP of approximately $313,000. First half 2006 home closing revenue was $1.7 billion, generated from 5,250 homes closed at an ASP of approximately $333,000. The largest declines were in Nevada (-74%) and California (-56%), while Florida and Arizona closing revenues also decreased 42% and 41%, respectively. Texas closing revenue increased 5% year-to-date 2007 compared to 2006.

Net orders for the first six months declined 19%, with an 8% lower ASP, resulting in total order value 25% less than the same period a year ago. Average sales per community ran slightly less than 3 per month, compared to 4 per month last year. Slower absorption rates resulted in a 9% increase in communities open for sale as of June 30, 2007 compared to the same date in 2006, as communities have not sold out as quickly as originally projected, and a few communities in the development pipeline have opened and started selling.

Careful balance sheet management continues

Order backlog stood at 3,838 homes valued at $1.2 billion on June 30, 2007, compared to 5,849 homes valued at $2.0 billion on June 30, 2006. A 7% year-over-year decline in the ASP of homes in backlog, combined with the 34% lower volume, reduced backlog value by 39% from a year ago. Arizona and Florida represented the largest declines in backlog from the previous year at -60% and -71%, respectively, with Texas backlog 9% lower than a year ago.

“Based on weaker demand today and our expectation of difficult selling conditions persisting for at least the remainder of the year, we reduced our lot supply by 7% this quarter - and by 29% from its September 2005 peak - abandoning options to purchase another 2,000 lots, which would have cost about $110 million,” said Mr. Hilton. “Since the first quarter 2006, we have terminated options to purchase more than 9,000 lots representing about 20% of our total lots under option, which will avoid over $690 million of purchases. Our total lot supply today stands at 38,925 — roughly a four-and-a-half-year supply of lots based on trailing twelve months’ deliveries — with only one year’s supply owned. We have $175 million of deposits controlling $1.7 billion of land, which represents 75% of our total supply, and we will continually evaluate market conditions going forward before deciding whether or not to exercise these options.”

Inventories of unsold homes increased slightly during the quarter, ending at 1,387 spec homes, compared to 1,365 specs at the beginning of the year. Total real estate inventories at June 30, 2007 were $1.6 billion, compared to $1.5 billion at year-end 2006, due to the slight increase in specs from cancellations, and closings slowing faster than lot purchases.

Meritage’s net debt-to-capital ratio was 47% as of June 30, 2007, compared to 42% at June 30, 2006, reflecting increases in inventory levels, but still within the Company’s target range of 40-50%. Total funds available under Meritage’s existing bank credit facility stood at $516 million at June 30, 2007, after considering the facility’s borrowing base availability and most restrictive covenants.

MERITAGE 2ND QUARTER 2007 EARNINGS / 4

Summary and future outlook

“Market conditions have become more challenging in the last few months, as interest rates have increased, mortgage credit has tightened, and buyers continue to wait for signs that we’re near the bottom, especially in markets where affordability was a relevant concern,” commented Mr. Hilton. “Many believe we’re approaching the bottom in terms of housing demand and buyer confidence, and we at Meritage are working to help buyers get more comfortable with their purchase decision. We’ve increased our sales training and marketing, and improved our customer satisfaction ratings, while reducing costs and future commitments in under-performing markets.

“We expect the remainder of 2007 will be difficult, but take confidence in our sound strategy, strong organization, proven record of success, and solid franchise that includes some of the historically best homebuilding markets in the country. We are emphasizing value, quality and customer satisfaction, and are determined to maintain a strong balance sheet that will allow us to emerge a stronger competitor when the market improves.”

Conference call and webcast

The Company will host a conference call on to discuss these results on July 27, 2007, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time.) The call will be webcast by Thomson/CCBN and distributed through the Thomson StreetEvents Network, with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 866-831-6247 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 2:00 p.m. EDT July 27, 2007, through midnight August 6, 2007 on the websites noted above, or by dialing 888-286-8010, and referencing passcode 43585367.

MERITAGE 2ND QUARTER 2007 EARNINGS / 5

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating results
Home closing revenue	$567,748	$902,851	$1,143,863	$1,749,225
Land closing revenue	919	11,809	2,254	12,706
Total closing revenue	568,667	914,660	1,146,117	1,761,931
Home closing gross profit	9,588	219,467	99,739	433,530
Land closing gross profit	171	1,151	360	1,129
Total closing gross profit	9,759	220,618	100,099	434,659
Commissions and other sales costs	(48,067)	(52,849)	(95,405)	(100,876)
General and administrative expenses (1)	(56,366)	(51,344)	(83,029)	(94,066)
Other income, net (2)	5,470	8,725	11,749	16,224
Earnings/(loss) before provision for income taxes	(89,204)	125,150	(66,586)	255,941
(Provision)/benefit for income taxes	32,628	(48,095)	25,126	(99,150)
Net earnings/(loss)	$(56,576)	$77,055	$(41,460)	$156,791
Earnings per share
Basic:
Earnings/(loss) per share	$(2.16)	$2.90	$(1.58)	$5.85
Weighted average shares outstanding	26,232	26,609	26,199	26,792

Assuming dilution:
Earnings/(loss) per share	$(2.16)	$2.82	$(1.58)	$5.68
Weighted average shares outstanding	26,232	27,362	26,199	27,619
Non-GAAP Reconciliations:
Total closing gross profit	$9,759	$220,618	$100,099	$434,659
Add: Real estate-related impairments
Terminated lot options	20,162	2,835	36,119	2,835
Impaired projects	58,700	4,460	59,780	4,460
Adjusted closing gross profit	$88,621	$227,913	$195,998	$441,954
Earnings/(loss) before provision for income taxes	$(89,204)	$125,150	$(66,586)	$255,941
Add:
Real estate-related impairments
Terminated lot options	20,162	2,835	36,119	2,835
Impaired projects	58,700	4,460	59,780	4,460
Joint venture (JV) impairments	1,120	—	1,120	—
Goodwill-related impairments	27,952	—	27,952	—
Adjusted earnings before provision of income taxes	18,730	132,445	58,385	263,236
Adjusted provision for income taxes	(5,235)	(50,885)	(18,714)	(101,940)
Adjusted net earnings	$13,495	$81,560	$39,671	$161,296

(1)       General and administrative expenses include the following:

Severance-related expenses	$987	$11,711	$2,061	$11,711
Goodwill-related impairments	27,952	—	27,952	—
Total	$28,939	$11,711	$30,013	$11,711

(2)       Other income includes joint venture impairments of $1.1 million in the three and six months ended June 30, 2007.

MERITAGE 2ND QUARTER 2007 EARNINGS / 6

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

					As of and for the Four
	Three Months Ended		Six Months Ended		Quarters Ended
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007	2006
EBITDA reconciliation: (1)
Net earnings/(loss)	$(56,576)	$77,055	$(41,460)	$156,791	$27,103	$329,021
(Provision)/benefit for income taxes	(32,628)	48,095	(25,126)	99,150	14,379	209,628
Interest amortized to cost of sales	10,166	9,518	18,138	20,279	40,845	41,564
Depreciation and amortization	4,775	5,304	9,044	10,177	22,596	19,360
EBITDA	$(74,263)	$139,972	$(39,404)	$286,397	$104,923	$599,573
Add back:
Real estate-related impairments	79,982	7,295	97,019	7,295	167,992	7,295
Goodwill-related impairments	27,952	—	27,952	—	27,952	—
Adjusted EBITDA	$33,671	$147,267	$85,567	$293,692	$300,867	$606,868

Interest coverage ratio: (2)
Adjusted EBITDA					$300,867	$606,868
Interest incurred					58,524	$47,370
Interest coverage ratio					5.1	12.8

Debt to Adjusted EBITDA ratio: (3)
Notes payable and other borrowings					$903,330	$721,566
Adjusted EBITDA					$300,867	606,868
Debt to Adjusted EBITDA ratio					3.0	1.2

After-tax stockholder returns: (4)
Net earnings					$27,103	329,021
Average assets					$2,191,276	$1,927,074
Average equity					$985,490	$825,373
After-tax return on assets					1.2%	17.1%
After-tax return on equity					2.8%	39.9%

Net debt-to-capital: (5)
Notes payable and other borrowings					$903,330	$721,566
Less: cash and cash equivalents					51,678	47,465
Net debt					851,652	674,101
Stockholders’ equity					968,937	933,738
Capital					1,820,589	1,607,839
Net debt-to-capital					46.8%	41.9%

MERITAGE 2ND QUARTER 2007 EARNINGS / 7

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures, representing net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA. EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance, and by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  Adjusted EBITDA is presented because it more closely resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ EBITDA or adjusted EBITDA divided by the trailing four quarters’ interest incurred.

(3) Debt to adjusted EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters’ EBITDA or adjusted EBITDA.

(4) Return on assets is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending total assets.  Return on equity is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending stockholders’ equity for the same period.

(5) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Total assets	$2,229,595	$2,170,525
Real estate	1,649,286	1,535,871
Cash and cash equivalents	51,678	56,710
Total liabilities	1,260,658	1,163,693
Notes payable and other borrowings	903,330	733,276
Stockholders’ equity	968,937	1,006,832

MERITAGE 2ND QUARTER 2007 EARNINGS / 8

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	For the Three Months Ended June 30,
	2007		2006
	Homes	Value	Homes	Value
Homes Closed:
California	208	$99,256	361	$208,111
Nevada	58	21,649	172	69,106
West Region	266	120,905	533	277,217

Arizona	358	120,735	888	290,124
Texas	1,074	273,200	1,075	252,386
Colorado	28	9,810	37	13,638
Central Region	1,460	403,745	2,000	556,148

Florida	132	43,098	189	69,486
East Region	132	43,098	189	69,486

Total	1,858	$567,748	2,722	$902,851

Homes Ordered:
California	243	$104,407	291	$161,857
Nevada	70	24,769	82	33,241
West Region	313	129,176	373	195,098

Arizona	369	104,824	457	165,475
Texas	908	222,270	1,170	293,439
Colorado	56	20,449	22	7,652
Central Region	1,333	347,543	1,649	466,566

Florida	88	24,747	94	32,696
East Region	88	24,747	94	32,696

Total	1,734	$501,466	2,116	$694,360

MERITAGE 2ND QUARTER 2007 EARNINGS / 9

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in Thousands)

	As of and For the Six Months Ended June 30,
	2007		2006
	Homes	Value	Homes	Value
Homes Closed:
California	402	$201,391	784	$454,994
Nevada	103	36,926	361	143,262
West Region	505	238,317	1,145	598,256

Arizona	856	303,024	1,624	515,983
Texas	1,986	496,088	2,027	471,470
Colorado	61	23,473	53	19,728
Central Region	2,903	822,585	3,704	1,007,181

Florida	246	82,961	401	143,788
East Region	246	82,961	401	143,788

Total	3,654	$1,143,863	5,250	$1,749,225

Homes Ordered:
California	534	$244,391	528	$299,213
Nevada	154	55,635	211	82,649
West Region	688	300,026	739	381,862

Arizona	847	257,166	1,190	425,285
Texas	2,004	500,814	2,482	608,586
Colorado	104	38,969	64	24,646
Central Region	2,955	796,949	3,736	1,058,517

Florida	164	45,107	231	86,599
East Region	164	45,107	231	86,599

Total	3,807	$1,142,082	4,706	$1,526,978

Order Backlog:
California	358	$172,816	457	$265,183
Nevada	108	40,434	199	65,787
West Region	466	213,250	656	330,970

Arizona	896	301,448	1,993	748,004
Texas	2,227	586,889	2,628	646,581
Colorado	88	34,279	43	16,740
Central Region	3,211	922,616	4,664	1,411,325

Florida	161	62,414	529	217,058
East Region	161	62,414	529	217,058

Total	3,838	$1,198,280	5,849	$1,959,353

MERITAGE 2ND QUARTER 2007 EARNINGS / 10

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	First Half 2007		First Half 2006
	Beg.	End	Beg.	End
Active Communities:
California	26	29	20	26
Nevada	5	11	6	6
West Region	31	40	26	32

Arizona	42	39	35	40
Texas	121	123	108	113
Colorado	6	7	3	5
Central Region	169	170	146	158

Florida	13	13	12	14
East Region	13	13	12	14

Total	213	222	184	204

MERITAGE 2ND QUARTER 2007 EARNINGS / 11

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 12th largest homebuilder in the U.S. and was selected in 2006 for the fourth consecutive year to Forbes’ “Platinum 400 – Best-Managed Big Companies in America.” Meritage is included in the S&P SmallCap 600 Index, and ranks #580 on the 2007 FORTUNE 1000 list. Meritage operates in many of the historically dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country, and reported its 19th consecutive year of record revenue through 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding housing demand, buyer confidence and management’s expectation that 2007 will continue to be a difficult year. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended March 31, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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